Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Switch, Inc.’s (“Switch,” the “Company,” “we,” “our,” “us”) Class A common stock, par value $0.001 per share (“Class A Common Stock”) was registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and listed on The New York Stock Exchange (“NYSE”) under the symbol “SWCH.”

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. This description includes not only our Class A Common Stock, but also our Class B common stock, par value $0.001 per share (“Class B Common Stock”), Class C common stock, par value $0.001 per share (“Class C Common Stock”) and preferred stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our amended and restated articles of incorporation and our amended and restated bylaws.

Our authorized capital stock currently consists of 750,000,000 shares of Class A Common Stock, 300,000,000 shares of Class B Common Stock (of which 65,521,207 shares have been retired and may not be reissued), 75,000,000 shares of Class C Common Stock (of which 42,944,647 shares have been retired and may not be reissued) and 10,000,000 shares of blank check preferred stock.

As of December 31, 2019, we had 89,768,121 shares of our Class A Common Stock issued and outstanding and 151,047,756 shares of our Class B Common Stock issued and outstanding. No shares of Class C Common Stock or preferred stock were outstanding.

As used in this document, unless the context otherwise requires, references to:

•	“Members” refer to the Founder Members, Non-Founder Members and Former Incentive Unit Holders.

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“Founder Members” refer to Rob Roy, our Founder, Chairman and Chief Executive Officer, and an affiliated entity of Mr. Roy, each of which own Common Units (as defined below) and who may exchange their Common Units for shares of our Class A Common Stock. As the context requires in this exhibit to the Form 10-K, “Founder Members” also refers to the respective successors, assigns and transferees of such Founder Members permitted under the Switch Operating Agreement (as defined below) and our amended and restated articles of incorporation.

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“Non-Founder Members” refer to those direct and certain indirect owners of interest in Switch, Ltd., other than the Founder Members, each of which own Common Units and who may exchange their Common Units for shares of our Class A Common Stock. The Non-Founder Members include (i) each of our named executive officers, other than Mr. Roy and (ii) Tom Thomas and Donald D. Snyder, members of our board of directors. As the context requires in this exhibit to the Form 10-K, “Non-Founder Members” also refers to the respective successors, assigns and transferees of such Non-Founder Members permitted under the Switch Operating Agreement and our amended and restated articles of incorporation.

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“Former Incentive Unit Holders” refer collectively to (i) our named executive officers; (ii) an affiliated entity of Mr. Roy; (iii) Mr. Snyder; and (iv) certain other current and former non-executive employees, in each case, who held incentive units in Switch, Ltd. and whose incentive units converted into Common Units of Switch, Ltd. in connection with our initial public offering (“IPO”).

•	“Common Units” refer to the single class of issued common membership interests of Switch, Ltd.

•	“Switch Operating Agreement” refers to the Fifth Amended and Restated Operating Agreement of Switch, Ltd.

Common Stock
Class A Common Stock
Issuance of Class A Common Stock with Common Units
We will undertake any action, including, without limitation, a reclassification, dividend, division or recapitalization with respect to shares of Class A Common Stock to the extent necessary to maintain a one-to-one ratio between the number of Common Units we own, and the number of outstanding shares of Class A Common Stock, disregarding unvested shares issued in connection with stock incentive plans, shares issuable upon the exercise, conversion or exchange of certain convertible or exchangeable securities and treasury stock.
Voting Rights
Holders of our Class A Common Stock are entitled to cast one vote per share. Holders of our Class A Common Stock are not entitled to cumulate their votes in the election of directors. Generally, holders of all classes of our common stock vote together as a single class and an action is approved by our stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Except as otherwise provided by applicable law, amendments to our amended and restated articles of incorporation must be approved by a majority or, in some cases, two-thirds of the combined voting power of all shares entitled to vote, voting together as a single class.
Dividend Rights
Holders of Class A Common Stock share ratably (based on the number of shares of Class A Common Stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class A Common Stock with respect to the payment of dividends. Shares of one class or series may be issued as a share dividend in respect of another class or series.
Liquidation Rights
On our liquidation, dissolution or winding up, each holder of Class A Common Stock will be entitled to a pro rata distribution of the net assets, if any, available for distribution to common stockholders.
Other Matters
No shares of Class A Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Class A Common Stock. Holders of shares of our Class A Common Stock do not have subscription, redemption or conversion rights.
Class B Common Stock
Issuance of Class B Common Stock with Common Units
Shares of Class B Common Stock will only be issued to the extent necessary in connection with the conversion of shares of Class C Common Stock and to maintain a one-to-one ratio between the number of Common Units owned by all holders of Class B Common Stock and the number of outstanding shares of Class B Common Stock owned by all such holders. Shares of Class B Common Stock are cancelled on a one-to-one basis if a holder of shares of Class B Common Stock elects to have its corresponding Common Units redeemed pursuant to the terms of the Switch Operating Agreement.
Subject to the restrictions set forth in the Switch Operating Agreement, members of Switch, Ltd. may have their Common Units redeemed for shares of our Class A common stock. To the extent that any holder of Class B Common Stock exercises its right pursuant to the Switch Operating Agreement to have its Common Units redeemed by Switch, Ltd., then simultaneous with the payment of, at our election, cash or shares of Class A Common Stock to such holder, we shall cancel for no consideration a number of shares of Class B Common Stock held by such holder equal to the number of its Common Units redeemed or exchanged in such transaction. Such redeemed or exchanged shares shall be retired and shall not be reissued by us.
Voting Rights
Holders of Class B Common Stock are entitled to cast one vote per share. Holders of our Class B Common Stock are not entitled to cumulate their votes in the election of directors.
Generally, holders of all classes of our common stock vote together as a single class and an action is approved by our stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Except as otherwise provided by applicable law, amendments to our amended and restated articles of incorporation must be approved by a majority or, in some cases, two-thirds of the combined voting power of all shares entitled to vote, voting together as a single class.

Dividend Rights
Holders of our Class B Common Stock do not participate in any dividend declared by the board of directors.
Liquidation Rights
On our liquidation, dissolution or winding up, holders of our Class B Common Stock will not be entitled to receive any distribution of our assets.
Transfers
Pursuant to our amended and restated articles of incorporation and the Switch Operating Agreement, holders of our Class B Common Stock are subject to restrictions on transfer of such shares, including that:

•	the holder will not transfer any shares of Class B Common Stock to any person unless the holder transfers an equal number of Common Units to the same person; and

•	in the event the holder transfers any Common Units to any person, the holder will transfer an equal number of shares of Class B Common Stock to the same person.
Merger, Consolidation, Tender or Exchange Offer
The holders of our Class B Common Stock will have the right to receive, or the right to elect to receive, the same form and amount (on a per share basis) of consideration, if any, as the holders of our Class C Common Stock in the event of a merger, consolidation, conversion, exchange or other business combination requiring the approval of our stockholders or a tender or exchange offer to acquire any shares of our common stock. However, in any such event involving consideration in the form of securities, the holders of our Class C Common Stock will be entitled to receive securities that have no more than ten times the voting power of any securities distributed to the holders of our Class B Common Stock.
Other Matters
No shares of Class B Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Class B Common Stock. Holders of shares of our Class B Common Stock do not have subscription, redemption or conversion rights.
Class C Common Stock
On November 8, 2019, at the request of our board of directors, the holders of Class C Common Stock converted each share of Class C Common Stock held by them into one share of Class B Common Stock pursuant to our amended and restated articles of incorporation.
As of December 31, 2019, no shares of Class C Common Stock were outstanding. We do not have any current plans to issue any additional shares of Class C Common Stock.
Preferred Stock
Our amended and restated articles of incorporation provide that our board of directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of the Company’s assets, which rights may be greater than the rights of the holders of the common stock.
The purpose of authorizing our board of directors to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the dividend or liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A Common Stock.

Exclusive Forum for Disputes
Our amended and restated articles of incorporation provide that unless we otherwise consent in writing (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or our stockholders, (iii) any action asserting a claim against us or our officers, directors or employees arising pursuant to any provision of Nevada law regarding corporations, mergers, conversion or domestications, or our amended and restated articles of incorporation or amended and restated bylaws or (iv) any action asserting a claim against us or any of our directors, officers or employees governed by the internal affairs doctrine, will have to be brought only in the Eighth Judicial District Court of Clark County, Nevada, or the Nevada Court. Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Anti-Takeover Effects of Provisions of our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws
Our amended and restated articles of incorporation and amended and restated bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares (and to the extent not otherwise retired or reserved) of Class A, B and C Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE in addition to our amended and restated articles of incorporation. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. We do not have any current plans to issue any additional shares of Class C Common Stock.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
Our amended and restated articles of incorporation provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. Our amended and restated articles of incorporation provide that, subject to applicable law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of a majority of the directors then in office. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our amended and restated bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or changes in our management.
Limitations on Stockholder Action by Written Consent
Nevada law permits stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Our amended and restated articles of incorporation provide that stockholder action by written consent is permitted so long as the Founder Members beneficially own at least 50% of the Class C Common Stock owned by the Founder Members at the closing of our initial public offering. On November 8, 2019, the Founder Members converted each share of Class C Common Stock held by them into one share of Class B Common Stock. Accordingly, all stockholder actions must now be taken at a meeting of our stockholders.

Amendment of Amended and Restated Articles of Incorporation or Bylaws
Nevada law provides generally that a resolution of the board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected. Nevada law also provides that the corporation’s bylaws, including any bylaws adopted by its stockholders, may be amended by the board of directors and that the power to adopt, amend or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. Our amended and restated articles of incorporation provide that they may be amended by the board of directors, in the manner, and subject to approval by stockholders as, now or hereafter prescribed by statute, except that any amendment to Article 8 regarding the stockholders’ right to act by written consent or Article 11 regarding corporate opportunities will require the affirmative vote of at least two-thirds of the votes which all our stockholders would be entitled to cast in an election of directors. Our amended and restated bylaws provide that they may be amended or repealed by the affirmative vote of a majority of our board of directors or stockholders representing at least two-thirds or more of the votes eligible to be cast in an election of directors.
The foregoing provisions of our amended and restated articles of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
Anti-Takeover Effects of Nevada Law
The State of Nevada, where we are incorporated, has enacted statutes that could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. We have not opted out of these statutes.
Business Combinations
The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes (“NRS”) generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of up to four years after the date of the transaction in which the person became an interested stockholder, unless the combination or transaction was approved by the board of directors before such person became an interested stockholder or the combination is approved by the board of directors, if within two years after the date in which the person became an interested stockholder, and is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after such person becomes an interested stockholder if:

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 the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, less certain dividends paid or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

•	the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.
In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.
Control Share Acquisitions
The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within ten (10) days of the acquisition to provide that the “control share” statute does not apply to the corporation or to the types of existing or future stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds, become “control shares,” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws in effect on the tenth (10th) day following the acquisition of a controlling interest, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.
Limitations on Liability and Indemnification of Officers and Directors
Nevada law provides that our directors and officers will not be personally liable to us, our stockholders or our creditors for monetary damages for any act or omission of a director or officer other than in circumstances where the director or officer breaches his or her fiduciary duty to us or our stockholders and such breach involves intentional misconduct, fraud or a knowing violation of law and the trier of fact determines that the presumption that he or she acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors and officers. Our amended and restated articles of incorporation do not provide for greater liability of our officers and directors than is provided under Nevada law.
Nevada law allows a corporation to indemnify officers and directors for actions pursuant to which a director or officer either would not be liable pursuant to the limitation of liability provisions of Nevada law or where he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, in the case of an action not by or in the right of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Our amended and restated articles of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by Nevada law. We have entered into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Nevada law. In addition, as permitted by Nevada law, our amended and restated articles of incorporation include provisions that eliminate the personal liability of our directors for monetary damages resulting from certain breaches of fiduciary duties as a director. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for acts or omissions not in good faith or in a manner which he or she did not reasonably believe to be in or not opposed to the best interest of the corporation if, subject to certain exceptions, the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or knowing violations of law.
These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.
We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.
The limitation of liability and indemnification provisions under Nevada law and in our amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Corporate Opportunities
In recognition that partners, principals, directors, officers, members, managers and/or employees of the Members and their affiliates and investment funds, which we refer to as the “Corporate Opportunity Entities,” may serve as our directors and/or officers, and that the Corporate Opportunity Entities may engage in activities or lines of business similar to those in which we engage, our amended and restated articles of incorporation provide for, to the fullest extent permitted under Nevada law, the renouncement by us of all interest and expectancy that we otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to a Corporate Opportunity Entity other than an employee of the Company or any of its subsidiaries. Specifically, none of the Corporate Opportunity Entities has any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business that we do or otherwise competing with us. In the event that any Corporate Opportunity Entity that is not an employee of the Company or its subsidiaries acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and the Corporate Opportunity Entity will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director of our Company who is also a partner, principal, director, officer, member, manager or employee of any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and a Corporate Opportunity Entity, we will not have any expectancy in such corporate opportunity. In the event that any director of ours who is not an employee of the Company or any of its subsidiaries acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us we will not have any expectancy in such corporate opportunity unless such potential transaction or matter was expressly offered to such director in his or her capacity as such.
To the fullest extent permitted by Nevada law, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Company or its subsidiaries unless (a) the Company or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the amended and restated articles of incorporation, (b) the Company or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which the Company or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

By becoming a stockholder in our Company, you will be deemed to have notice of and consented to these provisions of our amended and restated articles of incorporation. Any amendment to the foregoing provisions of our amended and restated articles of incorporation requires the affirmative vote of at least two-thirds of the votes which all our stockholders would be entitled to cast in an election of directors.
Dissenters’ Rights of Appraisal and Payment
Under Nevada law, with certain exceptions, as long as shares of Class A Common Stock are traded on the NYSE, holders of shares of our Class A Common Stock will not have dissenters’ rights to payment of an appraised fair market value for such shares in connection with a plan of merger, conversion or exchange of the Company unless such action requires holders of a class or series of shares to accept for such shares anything other than cash, certain publicly traded shares or securities of certain investment companies redeemable at the option of the holder. To the extent that dissenters’ rights may be available under Nevada law, stockholders who properly request and perfect such rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Nevada Court.

Stockholders’ Derivative Actions
Under Nevada law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action was a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Nevada Court. See “Exclusive Forum for Disputes” above.